Exhibit 10.2

AMENDMENT NO. 5

TO THE

ECOLAB EXECUTIVE DEATH BENEFITS PLAN

(As Amended and Restated effective March 1, 1994)

WHEREAS, Ecolab Inc. (the “Company”) has established and currently maintains the Ecolab Executive Death Benefits Plan (As Amended and Restated effective as of March 1, 1994) and as subsequently amended (the “Plan”); and

WHEREAS, the Company desires to amend the Plan to extend post retirement death benefits to any Executive participating in the Plan on January 1, 2015, who has attained age 58 as of January 1, 2015, terminates employment on or after January 1, 2017, and remains employed in good standing by the Company or a member of the Controlled Group through such date.

NOW, THEREFORE, pursuant to Section 5.1 of the Ecolab Inc. Administrative Document for Non-Qualified Benefit Plans (the “Administrative Document”) and subject to Section 1.3 of the Plan, the Company hereby amends the Plan as set forth below. Words used herein with initial capital letters that are defined in the Plan or the Administrative Document are used herein as so defined.

Section 2.7 is amended effective May 6, 2015, by adding the following sentence to the end of such Section:

Notwithstanding the foregoing, an Executive who is participating in the Plan on January 1, 2015, who has attained age 58 as of January 1, 2015, terminates employment on or after January 1, 2017, and remains employed in good standing by the Company or a member of the Controlled Group through such date, shall be treated as having Retired from the Company on the date of such Executive’s termination of employment.

IN WITNESS WHEREOF, Ecolab Inc. has executed this Amendment No. 5 this 6th day of May, 2015.

ECOLAB INC.

/s/ Douglas M. Baker, Jr.
Douglas M. Baker, Jr.
Chief Executive Officer

Attest:	/s/ David F. Duvick
David F. Duvick
Assistant Secretary